Exhibit (h) (2)

MainStay Multi-Strategy Cayman Fund Ltd.

Appointment of Agent for Service of Process

A.	MainStay Multi-Strategy Cayman Fund Ltd. (“Company”) is an exempted company organized under the laws of the Cayman Islands with limited liability and has its principal place of business at 51 Madison Avenue, New York, New York 10010.

B.	The Company designates and appoints New York Life Investment Management LLC (“Agent”) located at 51 Madison Avenue, New York, New York 10010 as the agent of the Company upon whom may be served any process, pleadings, subpoenas, or other papers in:

(1)	any investigation or administrative proceeding conducted by the U.S. Securities and Exchange Commission (“SEC”); and

(2)	any civil suit or action brought against the Company or to which the Company has been joined as defendant or respondent, in any appropriate court in any place subject to the jurisdiction of any state or of the United States or of any of its territories or possessions or of the District of Columbia, where the investigation, proceeding or cause of action arises out of or relates to or concerns any offering made or purported to be made in connection with the securities of the Company, or any purchases or sales of any security in connection therewith. The Company stipulates and agrees that any such civil suit or action or administrative proceeding may be commenced by the service of process upon, and that service of an administrative subpoena shall be effected by service upon, such agent for service of process, and that service as aforesaid shall be taken and held in all courts and administrative tribunals to be valid and binding as if personal service thereof had been made.

C.	The Company stipulates and agrees to appoint a successor agent for service of process and execute an amended “Appointment of Agent for Service of Process” if the Company discharges the Agent or the Agent is unwilling or unable to accept service on behalf of the Company at any time until six years have elapsed from the date of the last sale of the securities of the Company.

D.	The Company undertakes to advise the SEC promptly of any change to the Agent’s name or address during the applicable period described in paragraph C.

E.	The Company further undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the SEC staff, and to furnish promptly, when requested to do so by the SEC staff, all books and records with respect to the Company.

[Signature Page Follows]

The Company certifies that it has duly caused this agreement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York County, State of New York, United States of America, this May 16, 2106

MainStay Multi-Strategy Cayman Fund Ltd.

By: /s/ Kirk Lehneis

Name: Kirk Lehneis

Title:  Director

Date:  May 16, 2016

Accepted and Acknowledged

New York Life Investment Management LLC

By: /s/ Stephen P. Fisher

Name: Stephen P. Fisher

Title:   President

Date:   May 16, 2016

[Signature Page to Appointment of Agent for Service of Process]